Exhibit 10.15

COMMERCIAL PROMISSORY NOTE (BASE RATE)

Debtor Name
DecisionPoint Systems, Inc., a Delaware corporation
Debtor Address	Office	Loan Number
23456 S. Pointe Dr, Suite #A	45064	191-208-353-9
Laguna Hills, CA 92653	Maturity Date	Amount
	July 31, 2026	$ 10,000,000.00

Date March 27, 2023	$10,000,000.00

FOR VALUE RECEIVED, on July 31, 2026, the undersigned (“Debtor”) promises to pay to the order of MUFG Union Bank, N.A. (“Bank”), as indicated below, the principal sum of Ten million and 00/100ths Dollars ($10,000,000.00), or so much thereof as is disbursed, together with interest on the balance of such principal from time to time outstanding, at the per annum rate or rates and at the times set forth below.

1. INTEREST PAYMENTS. Debtor shall pay interest on the last day of each month commencing April 30, 2023. Should interest not be paid when due, it shall become part of the principal and bear interest as herein provided. All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed. Whenever any payment required hereunder falls due on a day other than a Business Day, such payment shall be made on the first succeeding Business Day.

a. BASE INTEREST RATE. At Debtor’s option, amounts outstanding hereunder in minimum amounts of $150,000 shall bear interest at a rate, based on an index selected by Debtor, which is 2.5% per annum in excess of Term SOFR for the Interest Period selected by Debtor, to the extent that the length of such Interest Period is acceptable to Bank. Notwithstanding the foregoing, if an Interest Rate Hedge is outstanding, then Debtor shall be deemed to have selected Term SOFR with an Interest Period selected by Debtor.

No Base Interest Rate may be changed, altered or otherwise modified until the expiration of the Interest Period selected by Debtor. The exercise of interest rate options by Debtor shall be as recorded in Bank’s records, which records shall be prima facie evidence of the amount borrowed under either interest option and the interest rate; provided, however, that failure of Bank to make any such notation in its records shall not discharge Debtor from its obligations to repay in full with interest all amounts borrowed. In no event shall any Interest Period extend beyond the maturity date of this note.

To exercise this option, Debtor may, from time to time with respect to principal outstanding on which a Base Interest Rate is not accruing, and on the expiration of any Interest Period with respect to principal outstanding on which a Base Interest Rate has been accruing, select an index offered by Bank for a Base Interest Rate Loan and an Interest Period by telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time, on any Business Day and advising that officer of the selected index, the Interest Period and the Origination Date selected (which Origination Date, for a Base Interest Rate Loan based on Term SOFR, shall follow the date of such selection by three (3) USGSBDs.

Bank will mail a written confirmation of the terms of the selection to Debtor promptly after the selection is made. Failure to send such confirmation shall not affect Bank’s rights to collect interest at the rate selected. If, on the date of the selection, the index selected is unavailable for any reason, the selection shall be void. Bank reserves the right to fund the principal from any source of funds notwithstanding any Base Interest Rate selected by Debtor.

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b. VARIABLE INTEREST RATE. All principal outstanding hereunder which is not bearing interest at a Base Interest Rate shall bear interest at the Reference Rate, which rate shall vary as and when the Reference Rate changes.

Subject to the provisions set forth in Exhibit A, if any interest rate defined in this note ceases to be available from Bank for any reason, then said interest rate shall be replaced by the rate (together with any spread adjustment, if applicable) selected by Bank in its sole discretion (the “Replacement Rate”).

Subject to the provisions set forth in Exhibit A, notwithstanding anything contained in this note, if Bank determines that adequate and reasonable means do not exist for ascertaining Term SOFR or Term SOFR does not adequately and fairly reflect the cost to Bank of funding a loan, then Bank shall give Debtor notice thereof, and Bank shall be under no obligation to maintain the relevant loan as a Term SOFR based loan, and the relevant loan shall be continued bearing interest at the Replacement Rate (plus any applicable margin or spread as set forth in this note) and payable at the end of each calendar month or as otherwise may be agreed by Bank and Debtor. Bank will have the right to make any changes (“Term SOFR Conforming Changes”) to the note that Bank decides may be appropriate to reflect the use and administration Term SOFR by Bank from time to time and any amendments implementing such Term SOFR Conforming Changes will become effective without any further action or consent of Debtor.

The provisions set forth in Exhibit A attached hereto are made a part hereof and shall apply to this note.

At any time prior to the maturity date of this note, subject to the provisions of paragraph 4 below, Debtor may borrow, repay and reborrow hereunder so long as the total outstanding at any one time does not exceed the principal amount of this note.

Debtor shall pay all amounts due under this note in lawful money of the United States at Bank’s P.O. Box 30115, Los Angeles, CA 90030-0115 Office, or such other office as may be designated by Bank, from time to time.

2. LATE PAYMENTS. If any payment required by the terms of this note shall remain unpaid ten days after same is due, at the option of Bank, Debtor shall pay a fee of $100 to Bank.

3. INTEREST RATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to five percent (5%) in excess of the interest rate specified in paragraph 1.b, above, calculated from the date of default until all amounts payable under this note are paid in full.

4. PREPAYMENT.

a. Amounts outstanding under this note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium. Debtor may prepay amounts outstanding under this note bearing interest at a Base Interest Rate in whole or in part provided Debtor has given Bank not less than five (5) Business Days prior written notice of Debtor’s intention to make such prepayment and pays to Bank the prepayment fee due as a result. The prepayment fee shall also be paid, if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal bearing interest at a Base Interest Rate prior to its scheduled payment date. The prepayment fee shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between (a) the Base Interest Rate applicable to the principal amount which is being prepaid, and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the relevant Base Rate Maturity Date and such securities were held by Bank until the relevant Base Rate Maturity Date (“Yield Rate”); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 360; and (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Base Interest Rate Loan being prepaid, then an amount equal to the lesser of (A) the amount prepaid or (B) 50% of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Base Interest Rate Loan being prepaid to be outstanding at the relevant Base Rate Maturity Date). Present value under this note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.

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b. In no event shall Bank be obligated to make any payment or refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under this prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shall be conclusive.

c. Bank shall provide Debtor a statement of the amount payable on account of prepayment. Debtor acknowledges that (i) Bank establishes a Base Interest Rate upon the understanding that it will apply to the Base Interest Rate Loan for the entire Interest Period, and (ii) Bank would not lend to Debtor without Debtor’s express agreement to pay Bank the prepayment fee described above.

d. If Debtor has entered into an Interest Rate Hedge, Debtor acknowledges and agrees that (i) Bank (or its affiliate) has the right, but not the obligation, under the Swap Documents (defined below) governing such Interest Rate Hedge, to compel an early termination, in full or in part, of such Interest Rate Hedge as a result of any unscheduled prepayment under this note, (ii) any such early termination may result in payment obligations (which may be substantial in amount) being owed by Debtor to Bank (or any affiliate of Bank) as early termination, close-out or settlement amounts, which amounts shall be determined in accordance with the Swap Documents governing such Interest Rate Hedge and shall be in addition to any prepayment fee and other charges specified herein, and (iii) if such full or partial early termination of the Interest Rate Hedge results in an amount owing by Bank or its affiliate to Debtor, then Bank may in its discretion apply such amount to prepayment of principal hereunder, together with accrued interest on such principal and any resulting prepayment fee. Debtor further acknowledges and agrees that neither Bank nor any of its affiliates is under any obligation to enter into Interest Rate Hedges with Debtor and that such Interest Rate Hedges will be governed by documentation separate from this note.

Debtor Initials Here: ________ ________ ________ ________ ________ ________

5. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Default shall include, but not be limited to, any of the following: (a) the failure of Debtor to make any payment required under this note when due; (b) any breach, misrepresentation or other default by Debtor, any guarantor, co-maker, endorser, or any person or entity other than Debtor providing security for this note (hereinafter individually and collectively referred to as the “Obligor”) under any security agreement, guaranty or other agreement between Bank and any Obligor, together with and including any document or agreement evidencing or governing any Interest Rate Hedge, or any other swap, option, forward or similar transaction entered into between Debtor and Bank or any affiliate of Bank (“Swap Document”); (c) the insolvency of any Obligor or the failure of any Obligor generally to pay such Obligor’s debts as such debts become due; (d) the commencement as to any Obligor of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; (e) the assignment by any Obligor for the benefit of such Obligor’s creditors; (f) the appointment, or commencement of any proceeding for the appointment of a receiver, trustee, custodian or similar official for all or substantially all of any Obligor’s property; (g) the commencement of any proceeding for the dissolution or liquidation of any Obligor; (h) the termination of existence or death of any Obligor; (i) the revocation of any guaranty or subordination agreement given in connection with this note; (j) the failure of any Obligor to comply with any order, judgement, injunction, decree, writ or demand of any court or other public authority; (k) the filing or recording against any Obligor, or the property of any Obligor, of any notice of levy, notice to withhold, or other legal process for taxes other than property taxes; (l) the default by any Obligor personally liable for amounts owed hereunder on any obligation concerning the borrowing of money; (m) the issuance against any Obligor, or the property of any Obligor, of any writ of attachment, execution, or other judicial lien; or (n) the deterioration of the financial condition of any Obligor which results in Bank deeming itself, in good faith, insecure. Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; however, upon the occurrence of an event of default under d, e, f, or g, all principal and interest hereunder shall automatically become immediately due and payable.

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6. ADDITIONAL AGREEMENTS OF DEBTOR. If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorneys’ fees, (including the allocated costs of Bank’s in-house counsel and legal staff) incurred by Bank in the negotiation, documentation and modification of this note and all related documents and in the collection or enforcement of any amount outstanding hereunder. Debtor and any Obligor, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term “Debtor” includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. Any married person who signs this note agrees that recourse may be had against the separate property of that person for any obligations hereunder. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank’s schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any Obligor, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the State of California, as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consent to service of process by any means authorized by said state’s law. The term “Bank” includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California. This note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank, other than any such provision contained in a Swap Document.

7. DEFINITIONS. As used herein, the following terms shall have the meanings respectively set forth below (and any capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms on Exhibit A):

“Base Interest Rate” means a rate of interest based on Term SOFR.

“Base Interest Rate Loan” means amounts outstanding under this note that bear interest at a Base Interest Rate.

“Base Rate Maturity Date” means the last day of the Interest Period with respect to principal outstanding under a Base Interest Rate Loan.

“Business Day” means a day on which Bank is open for business for the funding of corporate loans.

“Floor” means a per annum rate of interest equal to 0%.

“Interest Period” means with respect to funds bearing interest at a rate based on Term SOFR, any 1, 3, or 6 months; provided, that any such tenor shall not be available to the extent that Bank has deemed such tenor to be unavailable, undeterminable or non-representative. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month. Any Interest Period which would otherwise end on a non-Business Day shall end on the next succeeding Business Day unless that day falls in a new calendar month, in which event such Interest Period shall end on the next preceding Business Day.

“Interest Rate Hedge” means any interest rate swap, forward swap or swaption, or interest rate cap or collar transaction now or hereafter entered into between Debtor and Bank or any affiliate of Bank for purposes of hedging or mitigating, fully or partially, interest rate risk under this note.

“Origination Date” means the first day of the Interest Period.

“Reference Rate” means the rate announced by Bank from time to time at its corporate headquarters as its Reference Rate. The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.

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“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) USGSBDs prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that (x) if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding USGSBD for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding USGSBD is not more than three (3) USGSBDs prior to such Term SOFR Determination Day and (y) if Term SOFR determined as provided above (including pursuant to clause (x) of this proviso) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Bank in its reasonable discretion).

“Term SOFR Determination Day” shall have the meaning ascribed to such term in the definition of “Term SOFR”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“USGSBD” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

8. COUNTERPARTS/ELECTRONIC SIGNATURES. This document may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document. Delivery of a signature page to, or an executed counterpart of, this document by facsimile, email transmission of a scanned image, or other electronic means, shall be effective as delivery of an originally executed counterpart. The words “execution,” “signed,” “signature,” and words of like import in this document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, Electronic Signatures in Global and National Commerce Act, any other similar state laws based on the Uniform Electronic Transactions Act or the Uniform Commercial Code, and the parties hereto hereby waive any objection to the contrary.

DEBTOR:

DecisionPoint Systems, Inc., a Delaware corporation

By:	/s/ Melinda Wohl
Name:	Melinda Wohl
Title:	Vice President Finance

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Exhibit A

BENCHMARK REPLACEMENT SETTING

The following provisions of this Exhibit A (this “Exhibit”) shall be effective notwithstanding anything to the contrary in the note to which this Exhibit is attached (the “Note”) or in any other document related to the Note (and any Swap Document shall be deemed not to be a document related to the Note for purposes of this Exhibit). Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings ascribed to such terms in the Note.

(a) BENCHMARK REPLACEMENT. Upon the occurrence of a Benchmark Transition Event, Bank may amend this Note to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after Bank has posted such proposed amendment to Debtor. Bank will have the right to make any changes (“Benchmark Replacement Conforming Changes”) to the Note that Bank decides may be appropriate to reflect the adoption and implementation of any such Benchmark Replacement and to permit the administration thereof by Bank from time to time and any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Debtor.

(b) STANDARDS. Any determination, decision or election that may be made by Bank pursuant to this Exhibit, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in Bank’s sole discretion and without consent from Debtor. Bank does not warrant or accept responsibility for, and shall not have any liability to Debtor under the Note or otherwise for, any loss, damage or claim arising from or relating to (i) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, (ii) the effect or implementation of any Benchmark Replacement Conforming Changes or Term SOFR Conforming Changes or (iii) any mismatch between the Benchmark or the Benchmark Replacement and any of Debtor’s other financing instruments (including those that are intended as hedges).

(c) CERTAIN DEFINED TERMS. As used in this Exhibit:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an interest period pursuant to the Note or (b) otherwise, any payment period for interest calculated with reference to such Benchmark that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to this Exhibit.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Bank as the replacement for the then-current Benchmark and (b) the related Benchmark Replacement Adjustment; provided that, in each case, if such Benchmark Replacement as so determined would be less than zero or such other floor as set forth in the Note, such Benchmark Replacement will be deemed to be zero or such other floor as set forth in the Note for the purposes of the Note and the other loan documents related thereto.

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“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank.

“Benchmark Transition Event” means, with respect to the then-current Benchmark, a public statement or publication of information: (a) by or on behalf of the administrator of such Benchmark announcing that such administrator has ceased or will cease to provide such Benchmark, or, if such Benchmark is a term rate, all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark or such Available Tenors, (b) by the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, which states that the administrator of such Benchmark has ceased or will cease to provide such Benchmark, or, if such Benchmark is a term rate, all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark or such Available Tenors, or (c) by or on behalf of the regulatory supervisor for the administrator of such Benchmark announcing that such Benchmark is, or, if such Benchmark is a term rate, all Available Tenors of such Benchmark are, not, or as a specified future date will not be, representative.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

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